Exhibit 99.1

             CROSS ATLANTIC COMMODITIES RE-ORGANIZES FOR FAST GROWTH
                           CXAC LAUNCHES NEW WEB SITE

Miami, Florida March 10, 2008 Cross Atlantic Commodities, Inc. (OTCBB: CXAC), manufacturer and distributor of nationally branded commodities, food and general merchandiser to food stores, supermarkets and club stores announced today that "We're reorganized and ready to move forward with business."

The company has accepted resignations from its former CEO and CFO and has appointed Jorge Bravo as its Chairman and CEO. Mr. Bravo comes to CXAC with 20 years of experience in sales and management in wholesale foods dealing with major retailers in the United States and Canada. Mr. Bravo was VP of Business Operations for CXAC for the past 2 years.

"CXAC will get a fast start as it enters the US markets with Fruit2 Go, a proprietary healthy fruit snack packaged in a NASA designed squeeze container," stated Bravo. "The packaging provides a 12-month shelf life without the use of any artificial ingredients. Additionally, the innovative package design allows for partial use and re-use, eliminating the need to throw away uneaten product," continued Bravo.

"Our primary lender supports our reorganization and further supports the growth of this company. We hired a Public Relations firm and are dedicated to updating the investment community on a regular basis. As part of our reorganization, our web site www.crossac.com was redesigned and is anticipated to be launched this week. I am very excited for the future of CXAC."

About Cross Atlantic Commodities, Inc.

Cross Atlantic Commodities, Inc., manufactures, distributes and markets specialty food products and general merchandise to large food chains, clubs and mass merchants. Our proprietary brand, Fruit2 Go, is a unique and healthy fruit snack packaged in a squeeze pack of the our own design.

Cross Atlantic Commodities, Inc. is a fully reporting company trading on the OTCBB under the symbol "CXAC." Contact Investor Relations at (954) 678-0698 or visit www.crossac.com

This Press Release contains or incorporates by reference "forward looking statements," including certain information with respect to plans and strategies of Cross Atlantic. For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words "believes," "suggests," "anticipates," "plans," "expects," and similar expressions are intended to identify forward looking statements. There are a number of events or actual results of Cross Atlantic operations that could differ materially from those indicated by such forward looking statements.

Cross Atlantic Commodities, Inc.
Contact Jorge Bravo, 954- 678-0698

Source:  Business Wire (March 10, 2008 - 9:38 AM EDT)

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